Exhibit 8.1

39 Year IT Veteran Joins First Data as Chief Technology Officer

DeRodes to Lead Company's Technology Strategy and Innovation

DENVER, Oct. 8, 2008 - First Data, a global leader in electronic commerce and payments, today named Robert P. DeRodes as its chief technology officer (CTO). DeRodes, 58, will join the company's executive management team and report directly to Chairman and Chief Executive Officer Michael Capellas.

As First Data's CTO, DeRodes will be responsible for global product development, systems, infrastructure and processes. His worldwide team will focus on identifying, creating and implementing technologies that provide customer solutions and drive industry innovation.

"Bob is one of the most respected technology leaders with an intuitive understanding of how to leverage technology to deliver innovative solutions and provide customer value," said Capellas. "His experience and proven track record will help us reach the next level as we strive to become a leading technology services provider."

DeRodes' IT experience spans more than 39 years in a variety of industries, including financial services, retail and airline. He recently served as executive vice president and chief information officer for The Home Depot, where he was responsible for leading the company's technology transformation over the last seven years. DeRodes also served as chief executive officer for Delta Technology, Inc. and chief information officer for Delta Air Lines, Inc. In these roles, he was responsible for all aspects of global technology and communications for the airline's operations.

Prior to Delta, DeRodes was chief technology officer for Citibank N.Y. Global Card Products Group, where he was responsible for the development and implementation of a global cards technology platform. In addition, he has led software development and company-wide systems implementation for other innovative companies such as The SABRE Group, a subsidiary of AMR Corporation, and United States Automobile Association (USAA).

"I am very excited about the opportunity to join the entire First Data team to help create solutions and services to best serve our customers, said DeRodes. "I truly enjoy bringing together great people and emerging technology to not only solve today's problems, but tomorrow's way of doing business. I am eager to roll- up my sleeves and help unleash the power within the great technology team at First Data, continuing our heritage of providing the most innovative and reliable solutions in the industry."

DeRodes offers his leadership skills and experience to several industry forums as well as serving as an advisor to the Center for CIO Leadership. Previously, he was senior industry advisor to the Department of Homeland Security and industry advisor to the Secretary of Defense on information technology.

He earned a bachelor's of science degree in business administration from St. Louis University and a master's of business administration degree from the University of Texas in Austin.

About First Data

First Data is a global technology leader in information commerce. The company processes transaction data of all kinds, harnesses the power of that data and delivers innovations in secure infrastructure, intelligence and insight for its customers. With operations in 37 countries, First Data serves more than 5.4 million merchant locations and more than 2,000 card issuers and their customers. It powers the global economy by making it easy, fast and secure for people and businesses around the world to buy goods and services using virtually any form of payment. The company's portfolio of services and solutions includes merchant transaction processing services; credit, debit, private-label, gift, payroll and other prepaid card offerings; fraud protection and authentication solutions; electronic check acceptance services through TeleCheck; as well as Internet commerce and mobile payment solutions. The company's STAR Network offers PIN-secured debit acceptance at 2.1 million ATM and retail locations.  Through First Data's centers of excellence, such as security, analytics, customer loyalty and mobile payments, it offers data-driven commerce solutions for customers around the globe. For more information, visit www.firstdata.com.

Media Relations: Jody Soper, 303-967-6611, jody.soper@firstdata.com

Investor and Industry Analyst Relations: Silvio Tavares, 303-967-8276, silvio.tavares@firstdata.com

###